Exhibit 99.3

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

Board of Directors

First Cash Financial Services, Inc.

690 East Lamar Blvd., Suite 400

Arlington, Texas 76011

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 27, 2016, to the Board of Directors of First Cash Financial Services, Inc. (“First Cash”) as Annex B to, and reference thereto under the headings “SUMMARY — The Merger — Opinion of First Cash’s Financial Advisor” and “FIRST CASH PROPOSAL I: APPROVAL OF THE SHARE ISSUANCE AND CASH AMERICA PROPOSAL I: APPROVAL OF THE MERGER AGREEMENT — The Merger — Opinion of First Cash’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving First Cash and Cash America International, Inc. (“Cash America”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of First Cash (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

June 14, 2016